UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 14, 2012

HERE ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52951	27-2208420
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

848 N. Rainbow Blvd. #2952
Las Vegas, NV 89107

(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (210) 957-7879

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer and Director

On May 14, 2012, the Board of Directors accepted the resignation of Mark K. Ryun from his position as Chief Executive Officer of Here Enterprises, Inc. (the “Company”).  His resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices.

The Company has provided Mr. Ryun a copy of the disclosures it is making in this Item 5.02 no later than the day of filing this Form 8-K with the SEC.  The company has also provided him the opportunity to furnish the Company, as promptly as possible, a letter addressed to the Company stating whether he agrees with the statements made by the Company in this Item 5.02, and, if not, stating the respects in which he does or does not agree.  The Company will file any letter received from Mr. Ryun by the Company with the SEC as an exhibit by an amendment to this Form 8-K within two business days after receipt by the Company.

Appointment of Chief Executive Officer, President and Director

On May 14, 2012, the Board of Directors appointed Phillip H. (Hal) Neilson as the Company’s Chief Executive Officer and President.  On May 16, 2012, the Board of Directors appointed Mr. Neilson as a member of the Board.  A description of Mr. Neilson’s relevant business experience is detailed below.

For the previous twenty-three years and prior to January 2012, Hal Neilson served as a Special Agent and Assistant Division Counsel for the FBI.

Mr. Neilson, as a manager, supervised all FBI investigations in the Northern District of Mississippi.  His responsibilities also included investigating all classifications of federal violations and gathering intelligence in furtherance of FBI national priorities to include terrorism, counter-intelligence, public corruption, and violent crimes.  Neilson received the highest performance ratings and recognitions for his work in the FBI.  In January, Neilson retired from the FBI and started a law practice specializing in criminal defense, personal injury and corporate work.

Family Relationships

Mr. Neilson does not have a family relationship with any of the officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Hal Neilson

Hal Neilson, CEO